Exhibit 6.2

KEEN HOME INC.

STOCK RESTRICTION AGREEMENT

This Stock Restriction Agreement (“Agreement”) is made as November __, 2013, by and between Keen Home Inc., a Delaware corporation (the “Company”) and Nayeem Hussain (the “Founder”).

WHEREAS, the Founder is a key employee of the Company whose participation is considered by the Company to be important for its growth;

WHEREAS, on the date hereof, the Founder is purchasing 3,612,500 shares (the “Shares”) of common stock of the Company, $0.001 par value per share (“Common Stock”); and

WHEREAS, as a condition of such purchase, the Company and the Founder desire to impose certain vesting restrictions on the Shares and to effect the same desire to enter into this Agreement.

NOW THEREFORE, the parties agree as follows:

1.            Legends. The Founder acknowledges that legends substantially in the following form will be placed on the certificate representing the Shares:

“The shares represented by this certificate are subject to restrictions on transfer, assignment, pledge and encumbrance pursuant to a certain Stock Restriction Agreement dated as of November __, 2013, as amended from time to time, between the Company and the holder of this Certificate. Copies of such agreement may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the Company.”

“The shares represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities law and may not be sold, assigned, pledged, hypothecated or otherwise transferred without an effective registration thereof under such Act and any applicable state securities laws or an opinion of counsel, satisfactory to the Company and its counsel, that such registration is not required.”

2.            Repurchase of Unvested Shares.

2.1          Repurchase Rights for Unvested Shares. Subject to and following the application of any acceleration of vesting provisions set forth herein for a Change in Control Event or termination without Cause, with Good Reason or upon death or Disability as provided herein, in the event that the Founder’s employment or consultancy with the Company (as applicable) shall be terminated for any reason (including, without limitation, death, Disability, termination or voluntary resignation) such that the Founder is no longer continuously employed by, or providing consultancy services to, the Company or any parent or subsidiary thereof, the Company shall have the right and option (the “Purchase Option”) to purchase from the Founder (or his survivor or representative in the case of death or Disability), for an amount per share equal to $0.001 (the “Purchase Price”), any or all of the Unvested Shares (as defined below in Section 2.2 below). The Purchase Option shall be exercisable at any time within sixty (60) days of the effective date of the termination of employment or consultancy of the Founder upon written notice to such Founder or the Founder’s survivor or representative in accordance with Section 6.1 hereof. In the event that the Purchase Option is duly exercised within such sixty (60) day period, the Shares repurchased shall be surrendered by the Founder or his survivor or designee pursuant hereto, duly endorsed for transfer or accompanied by duly executed stock powers (in the form of Exhibit A), and the Founder’s or the Founder’s survivor’s or representative’s only right (and the Company’s only obligation) with respect to such Shares shall be the payment by the Company of the aggregate Purchase Price.

2.2          Unvested Shares. For purposes of this Agreement, “Unvested Shares” means the Shares that have not vested in accordance with the following vesting schedule, or otherwise pursuant to the terms of this Section 2, as of the date the Founder’s employment or consultancy with the Company is terminated: zero Shares are vested as of the date hereof. Twenty-five percent (25%) (or 903,125 shares) of such Shares shall vest as of the close of business on the one-year anniversary of the date of this Agreement. Of the remaining Shares, 1/48th of such Shares shall vest every month thereafter, until the Shares are fully vested after four years.

2.3          Acceleration Upon Termination With Good Reason. In the event the Founder terminates his employment with the Company for Good Reason (as defined in Section 2.6 below), then eighty (80%) percent of all Unvested Shares shall become vested shares immediately prior to such termination.

2.4          Acceleration Following a Change in Control Event and Termination Without Cause. If (A) there is a Change in Control Event (as defined in Section 2.6 below) and (B) within eight (8) months of such Change in Control Event the Founder’s employment is terminated by the Company without Cause (as defined in Section 2.6 below), then eighty (80%) percent of all Unvested Shares shall become vested shares immediately prior to such termination.

2.5          Acceleration Upon Death or Disability. Notwithstanding anything to the contrary in this Agreement, upon the Founder’s death or in the event of the Founder’s Disability (as defined in Section 2.6 below), then eighty (80%) percent of all Unvested Shares shall become vested shares immediately prior to Founder’s death or Disability.

2

2.6          Certain Defined Terms. For purposes of this Agreement:

(i)          “Cause” shall mean (A) a reasonable determination by the Company that the Founder is engaging or has engaged in any fraud, embezzlement, conversion, larceny, misappropriation of funds or any other deliberate and premeditated act of dishonesty against the financial or business interests of the Company; provided, however, that an immaterial misappropriation of funds related to expense account requests and reimbursements shall not be deemed to constitute “Cause” under this subsection (A); (B) a deliberate act or omission which constitutes willful misconduct or gross negligence and that results in material loss, damage, or injury to the Company; (C) the indictment of the Founder of, or the pleading by the Founder of nolo contendere to, a felony charge; (D) an intentional or willful breach by the Founder of the Founder’s obligations under any agreement with the Company, including without limitation any inventions assignment, technology transfer, non-solicitation or non-competition agreement; (E) unauthorized use or disclosure by the Founder of any proprietary information or trade secrets of the Company or any other party to whom the Founder owes an obligation of nondisclosure as a result of the Founder’s relationship with the Company; (F) abuse of alcohol or drugs which interferes with the Founder’s performance of his duties as an employee or consultant of the Company; (G) repeated or continued absence from work during normal business hours for reasons other than permitted absence; (H) repeated violation (through action or inaction) of any of the material policies or practices of the Company (including but not limited to discrimination or harassment); (I) failure by the Founder to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers, or employees, if the Company has requested the Founder’s cooperation; or (J) the intentional or willful failure or refusal of the Founder to carry out the Founder’s duties or to follow reasonable directives of the Board of Directors provided that no such failure shall constitute “Cause” hereunder unless the Company has provided the Founder with written notice setting forth in reasonable detail the facts giving rise to such alleged failure and the Founder has not cured such breach within fifteen (15) days after receipt of such notice.

(ii)         “Change in Control Event” shall mean

(a)          a merger or consolidation in which

(1)	the Company is a constituent party or

(2)	a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company;

3

(c)          the sale or transfer (in one transaction or a series of related transactions) by holders of securities of the Company of voting securities (or securities convertible into voting securities) of the Company representing at least fifty percent (50%) of the voting power of the Company;

(d)          a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (“Incumbent Directors”) cease to constitute a majority of the Board of Directors; provided, however, that if the election or nomination for election by the Company’s stockholders, of any new Director was approved by a vote of at least 50% of the Incumbent Directors, such new Director shall be considered as an Incumbent Director;

(e)          the first public offering of the Company’s Common Stock effective pursuant to a registration statement declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended; or

(f)          the liquidation or dissolution of the Company.

(iii)        “Disability” shall mean a long-term physical or mental disability, or combination thereof, which, in the good faith judgment of the Board of Directors of the Company based on the written evaluation of the Founder’s physician, renders the Founder incapable of performing the Founder's duties for a consecutive twelve (12) month period.

(iv)        “Good Reason” shall mean (A) a material adverse change in the Founder’s authority, duties or responsibilities which remains unremedied for thirty (30) days, provided that such change is not in connection with a termination of Founder’s employment or consultancy with the Company; (B) a material reduction in the Founder’s compensation without the Founder’s prior written consent other than in the case of a reduction in compensation that affects all other executive level employees to substantially the same extent; (C) the relocation of the Founder’s place of work more than one-hundred (100) miles from his prior place of work, unless such relocation results in the Founder’s place of work being less than one-hundred (100) miles from the Founder’s then-current residence; (D) a material breach of this Agreement by the Company that has not been cured within thirty (30) days after written notice thereof by the Founder to the Company; (E) failure by the Company to obtain the assumption of this Agreement by any successor to the Company; or (F) engagement in conduct that, against the Founder’s volition, would cause the Founder to commit fraudulent acts or would expose the Founder to criminal liability.

2.7          Assignment by the Company. The Company may assign the Purchase Option to one or more persons or entities.

4

2.8          Restrictions on Transfer.

(i)          The Founder shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way, by operation of law or otherwise (collectively “transfer”) any Unvested Shares, or any interest therein, except that the Founder may transfer any Unvested Shares to (i) the Founder’s spouse, children or other member of the Founder’s immediate family, or to a trust, family limited partnership or other entity for the sole benefit of such persons, provided that such trust is controlled by the Founder, (ii) a trustee or trustees of a trust controlled and revocable solely by the Founder, (iii) the Founder’s guardian or conservator or (iv) the Founder’s executor(s) or administrator(s), provided that such Unvested Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 2.8 and the Purchase Option) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

(ii)         Subject to the provisions of subsection (i) above, Section 2.1 above and Section 5.3 below, the Founder (but not any unapproved transferee) shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Unvested Shares.

3.            Escrow. The certificates representing the Unvested Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement and the Founder shall execute and deliver a stock power in favor of the Company in substantially the form attached as Exhibit A. In addition, any new, substituted or additional securities or other property distributed upon the Shares which are subject to the Purchase Option shall immediately be delivered to the Company to be held in escrow along with a stock power in favor of the Company with respect to any such securities in the form of Exhibit A. All regular cash dividends on such Shares (or other securities at the time held in escrow) shall be paid directly to the Founder and shall not be held in escrow. The Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for repurchase and cancellation upon the Company’s exercise of its Purchase Option or (ii) released to the Founder upon the Founder’s request to the extent the Shares are no longer subject to the Purchase Option (but not more frequently than once every six months). In any event, when all of the Shares (and any other vested assets and securities attributable thereto) are no longer subject to the Purchase Option, such Shares shall be released to the Founder.

4.            Tax Consequences.

(a)          The Founder has reviewed with the Founder’s own tax advisors the federal, state, local and foreign tax consequences of his investment and the transactions contemplated by this Agreement (including any tax consequences that may result under recently enacted tax legislation). The Founder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Founder understands that the Founder (and not the Company) shall be responsible for the Founder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Founder understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes the right of the Company to buy back the Shares pursuant to certain of its rights under Section 2 of this Agreement.

5

(b)          The Founder hereby agrees to deliver to the Company a signed copy of any instrument, letter or other document such Founder may execute and file with the Internal Revenue Service evidencing his election under Section 83(b) of the Code to treat his receipt of Shares as included in his gross income in the year of receipt. The Founder shall deliver the said copy of any such instrument of election to the Company within five (5) days after the date on which any such election is required to be made in accordance with the appropriate provisions of the Code or applicable Regulations thereunder.

THE FOUNDER ACKNOWLEDGES THAT IT IS THE FOUNDER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE FOUNDER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE FOUNDER’S BEHALF.

(c)          It is understood by the parties hereto that as a result of the issuance of the Shares and the execution of this Agreement, the Company may be obligated to pay withholding taxes in respect of the Shares at the time the Founder becomes subject to federal income taxation with respect to the Shares. In the event that at the time the above-said withholding tax obligations arise (i) the Founder is no longer in the employ of the Company or (ii) the Founder’s other cash compensation from the Company is not sufficient to meet the aforesaid withholding tax obligation, the Founder hereby agrees to reimburse the Company for all withholding taxes required to be paid in respect of this transaction within thirty (30) days after written request therefor is made to the Founder. Such request shall be made at or about the time the Company is required to pay such withholding taxes. In the event the Company determines that it is not obligated to withhold taxes payable by the Founder with respect to the Shares but that it is later held liable due to any non-payment of taxes on the part of the Founder, the Founder agrees on his behalf, and on behalf of his heirs, executors, administrators, legal representatives and assigns, to indemnify the Company in the amount of any payment made by it in respect of such liability.

5.            Remedies.

5.1          Equitable Relief. The Founder acknowledges and agrees that a violation by him of any of the provisions of this Agreement will cause irreparable damage to the Company and that the Company will have no adequate remedy at law for such violation. Accordingly, the Founder agrees that the Company shall be entitled as a matter of right to an injunction, specific performance, or other appropriate equitable relief from any court of competent jurisdiction, restraining any further violation of such provision or affirmatively compelling the Founder to carry out his obligations hereunder. Such right to equitable relief shall be cumulative and in addition to whatever remedies the Company may have at law or in equity.

5.2          Self-Help. In the event the Founder fails to deliver the certificates representing Shares required to be transferred to the Company or its assignee pursuant to the terms of this Agreement, or any stock powers with respect thereto, the Company may (a) elect to establish a segregated account in which the purchase price for such Shares shall be placed, such account to be turned over to the Founder upon delivery of the certificates representing such Shares together with appropriate instruments of transfer, and (b) immediately thereafter take such action as may be required to transfer record title of such Shares to itself. The Founder hereby grants the Company a power of attorney for effecting any transfer in accordance with the previous sentence, such power of attorney to be deemed coupled with an interest and irrevocable. The Company may recognize any such transfer and treat the transferee as the owner of such Shares in all respects as if delivery of the certificates representing such Shares had been made as required by this Agreement.

6

5.3          Rights of the Company. The Company shall not be required to (i) transfer on its books any Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of the Shares, or otherwise to accord voting, dividend or liquidation rights to any transferee to whom Shares have been transferred in contravention of this Agreement.

6.            Miscellaneous.

6.1          Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by electronic mail (“e-mail”), (iii) sent by recognized overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

Notices to the Founder shall be sent to the following address:

Nayeem Hussain

1406 Manhattan Ave.

Union City, NJ 07087

Email: nayeem@mykeenhome.com

and to the Company to the following address:

Keen Home Inc.

137 Varick St., 2nd Floor

New York, NY 10013

Email: nayeem@mykeenhome.com

with a copy (which copy shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

44 Montgomery Street, 36th Floor

San Francisco, CA 94104

Email: jdmendoza@mintz.com

Attn: Jessica Mendoza, Esq.

All notices, requests, consents and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by e-mail, telecopy, or facsimile transmission, on the next business day following the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 3rd business day following the day such mailing is made.

7

6.2          Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supercedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

6.3          Modifications. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

6.4          No Waivers. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.

6.5          Benefits and Obligations. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as expressly stated herein, nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement. In addition, nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company or its affiliates to continue the employment of the Founder for any vesting period described herein, nor shall this Agreement be construed to create any duty of the Company or any of its affiliates or any of its other shareholders to the Founder, or any duty of the Founder or any of the Company’s other shareholders, comparable to the duties which partners may owe each other.

6.6          Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of laws principles thereof. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court in the State of New York.

6.7          Construction. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

6.8          Headings. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

8

6.9          Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.10        Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Furthermore, there shall be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be construed and enforced as legal, valid, and enforceable.

6.11        No Employment or Service Contract. Nothing in this Agreement shall confer upon the Founder any right to remain an employee or consultant of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Founder, which rights are hereby expressly reserved by each, to terminate the Founder’s employment with the Company at any time for any reason, with or without Cause.

6.12        Further Assurances. The Founder and the Company agree to execute such further documents or instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

6.13        Consent of Spouse. If the Founder is married as of the date of this Agreement, the Founder’s spouse shall execute a Consent of Spouse in the form of Exhibit B hereto, effective as of the date hereof. Such consent shall not be deemed to confer or convey to the spouse any rights in the Unvested Shares that do not otherwise exist by operation of law or the agreement of the parties. If the Founder marries or remarries subsequent to the date hereof, the Founder shall, not later than sixty (60) days thereafter, obtain his new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by such spouse’s executing and delivering a Consent of Spouse in the form of Exhibit B.

6.14        Review of Agreement. The Founder has reviewed this Agreement in its entirety, has had the opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

9

IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal on the date first above written.

THE COMPANY:

KEEN HOME INC.

By: Ryan Fant, Co-CEO

By: Nayeem Hussain, Co-CEO

THE FOUNDER:

Nayeem Hussain

10

EXHIBIT A

STOCK POWER

Pursuant to the Keen Home Inc. Stock Restriction Agreement dated November __, 2013 (“Agreement”), and FOR VALUE RECEIVED, I, __________________________, hereby sell, assign and transfer unto Keen Home Inc. __________________________shares of the common stock of Keen Home Inc. standing in my name on the books of said corporation represented by Certificate No. ________________________ herewith, and do hereby irrevocably constitute and appoint the Secretary of the Company as my attorney, to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Stock Power may be used only in accordance with the Stock Restriction Agreement between Keen Home Inc. and the undersigned of even date herewith.

Dated:

Signature:

Name:

A-1

EXHIBIT B

CONSENT OF SPOUSE

I, Narin Hussain, spouse of Nayeem Hussain, acknowledge that I have read the Stock Restriction Agreement dated as of November __, 2013 (the “Agreement”) to which this Consent is attached as Exhibit B and that I know its contents. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement. I am aware that by its provisions the Shares granted to my spouse pursuant to the Agreement are subject to a Purchase Option in favor of Keen Home Inc. (the “Company”) and that, accordingly, the Company has the right to repurchase up to all of the Unvested Shares of which I may become possessed as a result of a gift from my spouse or a court decree and/or any property settlement in any domestic litigation.

I hereby agree that my interest, if any, in the Unvested Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Shares shall be similarly bound by the Agreement.

I agree to the Purchase Option described in the Agreement and I hereby consent to the repurchase of the Unvested Shares by the Company and the sale of the Unvested Shares by my spouse or my spouse’s legal representative in accordance with the provisions of the Agreement. Further, as part of the consideration for the Agreement, I agree that at my death, if I have not disposed of any interest of mine in the Unvested Shares by an outright bequest of the Unvested Shares to my spouse, then the Company shall have the same rights against my legal representative to exercise its rights of repurchase with respect to any interest of mine in the Unvested Shares as it would have had pursuant to the Agreement if I had acquired the Unvested Shares pursuant to a court decree in domestic litigation.

I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

Dated as of the _______ day of November, 2013.

Print name:

B-1